SUBSIDIARIES OF REGISTRANT



                                                       Jurisdiction of
Subsidiaries                                           Incorporation

Audiovox Communications Corp.                          Delaware
Quintex Mobile Communications Corp.                    Delaware
American Radio Corp.                                   Georgia
Audiovox Holding Corp.                                 New York
Audiovox Canada Limited                                Ontario
Audiovox Communications (Malaysia) Sdn. Bhd.           Malaysia
Audiovox Holdings (M) Sdn. Bhd.                        Malaysia
Audiovox Venezuela C.A.                                Venezuela



                                   Exhibit 21